The tax components of capital shown in the following table represent distribution requirements the Fund must satisfy under the income tax regulations, losses the Fund may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

                                  Net Unrealized
                                          Depreciation
                                 Based on Cost of
                                    Securities and
        Undistributed        Undistributed     Accumulated            Other Investments
      Net Investment                             Long-Term                                  Loss               or Federal Income
                                     Income                        Gain      Carryforward1,2,3,4                      Tax Purposes
---------------------------------------------------------------------------------------------------------------------------------------------
                                   $663,978                                          $—                         $15,895,069                           $6,906,712

1. As ofMarch 31, 2011, the Fund had $11,153,688 of net capital loss carryforwards available to offset future realized capital gains, if any, and thereby reduce future taxable gain distributions.As ofMarch 31, 2011, details of the capital loss carryforwards were as follows:

             Expiring
            ----------------------------------------------------
             2015                                                    $ 184
                                     2016                                             1,046,240
                         2017                                             4,376,454
                         2018                                             5,277,798
                         2019                                                453,012
             ----------------------------------------------------------
                                                         Total                                     $11,153,688

2. As ofMarch 31, 2011, the Fund had $4,741,381 of post-October losses available to offset future realized capital gains, if any. Such losses, if unutilized,will expire in 2020.
3.During the fiscal year endedMarch 31, 2011, the Fund did not utilize any capital loss carryforward.
4.During the fiscal year endedMarch 31, 2010, the Fund did not utilize any capital loss carryforward.